Exhibit 99.2

FOR IMMEDIATE RELEASE

November 24, 2014

For further information contact:

Kimberly Mulloy, Public Relations

kmulloy@bricktopproductions.com

(561) 826-9307

BRICK TOP PRODUCTIONS ENTERS AGREEMENT WITH MARIO KASSAR PRODUCER AND EXECUTIVE PRODUCER OF MOTION PICTURE WORLD-WIDE BLOCKBUSTERS FOR OVER 30 YEARS

Brick Top Productions, Inc. (OTCQB:BTOP), announced today that it has entered into an Executive Services Agreement with Mario Kassar, producer and executive producer of world-wide blockbusters for over 30 years. A major innovator in international motion picture productions, financing and distribution, Mario Kassar's decades of experience as both producer and executive producer of worldwide blockbusters can be characterized like his movies: action-packed. Kassar has released 36 motion pictures, which have been nominated for 16 Academy Awards. Renowned for his talent for green-lighting projects that go on to become worldwide blockbusters, Kassar served as Executive Producer of such hits as the Rambo films, Terminator 2: Judgement Day, Basic Instinct, Total Recall, Terminator 3: Rise of the Machines, Cliffhanger and Stargate, among others. In total, his films as producer and executive producer have grossed more than $3 billion (today's value) in worldwide theatrical box office. For more information on Mario Kassar, please visit www.mariokassar.com

Pursuant to the terms of the agreement, and the meeting of a contractual condition precedent, being the funding for the film “Audition”, a psychological horror-drama based on Ryu Murakami's best selling novel (as well as a film project controlled by Kassar), Mario Kassar will become Chief Development Executive responsible for providing advice on any film projects the company acquires or is considering acquiring.

Alexander Bafer, Brick Top's CEO said, "There is no human being on this planet better than Mario Kassar at making true Hollywood blockbusters.  I am honored with this opportunity to work with him".

About Brick Top Productions

For more information on Brick Top and its subsidiaries, please visit, www.bricktopproductions.com and www.highfiveentertainment.net. Brick Top’s most recent regulatory filings and financial information can also be found on the Securities and Exchange Commission’s website at www.sec.gov.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such, may involve risks and uncertainties. These forward looking statements relate to, amongst other things, current expectation of the business environment in which the company operates, potential future performance, projections of future performance and the perceived opportunities in the market. The company’s actual performance, results and achievements may differ materially from the expressed or implied in such forward-looking statements as a result of a wide range of factors.